ANTARES PHARMA, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 3rd day of March, 2008 (the “Effective Date”) by and between Antares Pharma, Inc., a Delaware corporation (the “Company”), and Kaushik Dave (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to secure for itself the services of the Executive, and the Executive wishes to furnish such services to the Company, on the terms, and subject to the conditions, hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1. Employment.

(a) Term.  The initial term of this Agreement shall begin on the Effective Date and continue until the one-year anniversary thereof, unless sooner terminated by either party as hereinafter provided.  In addition, the term of this Agreement shall automatically renew for periods of one (1) year unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Term or at least ninety (90) days prior to the end of any one (1) year renewal period that the Agreement shall not be further extended.  The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under this Agreement terminates is referred to herein as the “Term.”

(b) Duties.  During the Term, the Executive shall be employed by the Company as the Vice President of Clinical and Regulatory Affairs of the Company with the duties, responsibilities and authority commensurate therewith, including clinical trials, participation in new product development , FDA, EMEA and related regulatory matters, evaluation of product and company M&A opportunities etc. The Board of Directors of the Company (the “Board”), in consultation with the Chief Executive Officer (the “CEO”), shall review the foregoing title and duties for accomplishment of near term goals established after the expiration of the six (6)-month period following the Effective Date.  Upon such review, such title and duties may be adjusted as the Board deems appropriate.  The Executive shall report to the CEO with dotted line reporting to the head of the Pharma Division and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the CEO.

(c) Best Efforts.  During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company, and may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company).  It shall not be deemed a violation of the foregoing for the Executive to (i) act or serve as a director, trustee or committee member of any civic or charitable organization; (ii) manage his personal, financial and legal affairs; (iii) act as a consultant to Apollo Biosciences, a private oncology company or (iv) serve as a director of an organization that is not a civic or charitable organization with the consent of the Board, which consent shall not be unreasonably withheld, in all cases so long as such activities (described in clauses (i), (ii) (iii) and (iv)) are permitted under the Company’s code of conduct and employment policies and do not materially interfere with or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 5 below.

2. Compensation.

(a) Base Salary.  During the Term, the Company shall pay the Executive a base salary (“Base Salary”) at the annual rate of $240,000, which shall be paid in accordance with the Company’s normal payroll practices.  The amount of the Executive’s Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) after the expiration of the six (6)-month period following the Effective Date, and at the approval of the Compensation Committee, subject to increase (but not decrease) based upon the performance of the Executive and the Company.  After the expiration of the six (6)-month period following the Effective Date, the Executive’s Base Salary shall be subject to review and increase by the Compensation Committee during the Term in accordance with the Company’s normal compensation and performance review policies for senior level executives generally.

(b) Bonus.  In addition to the Executive’s Base Salary, the Executive shall be eligible to receive a bonus for each calendar year during the Term based on attainment of certain individual and corporate performance goals and targets (the “Annual Bonus”).  The performance goals and targets shall be determined by the Compensation Committee, in consultation with the CEO.  Once determined, the applicable performance goals and targets shall be communicated to the Executive in writing as soon as reasonably practicable following the Compensation Committee’s determination of the applicable goals and targets but not later than March 1 of each calendar year.  Notwithstanding the preceding two sentences, the performance goals and targets with respect to the Annual Bonus for the first calendar year following the Effective Date shall be determined by the Compensation Committee in consultation with the CEO and the Executive within thirty (30) days of the Effective Date.  The Executive shall be eligible to receive a target Annual Bonus for any calendar year during the Term in the range of 20% to 35% of his Base Salary based on the level of achievement of the applicable performance goals and targets.  The Compensation Committee shall determine in its sole discretion whether and to what extent the applicable performance goals and targets have been achieved and the amount of the Executive’s Annual Bonus, if any.  Any Annual Bonus earned and payable to the Executive hereunder shall be paid on or after January 1 but not later than March 15 of the calendar year following the calendar year for which the Annual Bonus is earned.

(c) Signing Bonus.  The Executive shall be entitled to a one –time signing bonus of $10,000 to be paid in a lump sum upon the Executive’s execution of this Agreement and his commencing employment with the Company, subject to withholding and other applicable taxes.

(d) Additional Bonus.  The Executive shall also be entitled to an additional bonus in the aggregate amount of $30,000 (the “Additional Bonus”) to be paid in a lump sum, subject to withholding and other applicable taxes as follows: (i) $20,000 upon the Executive’s execution of this Agreement and his commencing employment with the Company, and (ii) $10,000 on the first payroll date that occurs after the date that is six (6) months following the Effective Date if the Executive is employed by the Company on such date; provided, however, that the Executive shall be required to repay to the Company the full amount of the Additional Bonus or any portion thereof that has been paid to the Executive (less the amount withheld by the Company for taxes and other withholding requirements at the time of payment) if the Executive ceases to be employed by the Company for any reason within the one (1)-year period following the Effective Date.  Such repayment shall be made within thirty (30) days of the date of the Executive’s termination of employment with the Company.

(e) Equity Compensation.

(i) Stock Option Grant.  At the meeting of the Compensation Committee next following the Effective Date, pursuant to the Antares Pharma, Inc. 2006 Equity Incentive Plan, as amended from time to time (the “2006 Equity Plan”) (or successor plan), the Executive shall be granted an incentive stock option to purchase 125,000 shares of common stock of the Company, $0.01 par value (the “Stock”) at an exercise price equal to the closing price of the Stock on the date of grant, subject to the terms and conditions of the 2006 Equity Plan (or a successor plan) and the Stock Option Agreement attached here to as Exhibit A.  The option shall vest 33-1/3% annually in 8.33% installments each calendar quarter until the option is fully vested.

(ii) Performance Stock Grant.  In addition, at the meeting of the Compensation Committee next following the Effective Date, the Executive shall be granted a performance stock grant pursuant to which the Executive shall be eligible to receive up to 175,000 shares of Stock based upon the attainment of performance criteria as determined by the Compensation Committee; provided that the Executive is employed by, or providing service to, the Company at the time of the applicable event (the “Performance Stock Grant”).  The performance criteria applicable to the Performance Stock Grant shall be established by the Compensation Committee in consultation with the CEO and set forth in the award agreement evidencing such Grant.  The Performance Stock Grant shall be granted under the 2006 Equity Plan (or a successor plan) and be subject in all respects to the 2006 Equity Plan (or a successor plan) and the award agreement evidencing such Grant.

(iii) Additional Grants.  During the Term, the Executive shall also be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, including the 2006 Equity Plan, at levels determined by the Compensation Committee in its sole discretion, commensurate with the Executive’s position.

(f) Vacation.  During the Term, the Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not worked policies; provided, however that the Executive shall be entitled to not less than four (4) weeks paid vacation each calendar year, prorated in respect of any period of employment of less than twelve (12) months in a calendar year.  Such paid time off may be carried over from year to year to the extent permitted in accordance with standard Company policy and shall be paid to the extent accrued (and to the extent not used) as of the Executive’s termination of employment.

(g) Employee Benefits.  The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, savings, flexible spending accounts and medical programs, if any, pursuant to their respective terms and conditions.  Nothing in this Agreement shall preclude the Company or any parent, subsidiary or affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(h) Expense Reimbursement.  During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable and necessary traveling expenses and other disbursements incurred by him for or on behalf of the Company in connection with the performance of his duties hereunder upon presentation by the Executive to the Company of appropriate documentation thereof.

(i) Automobile Allowance.  During the Term, the Company shall pay the Executive a monthly car allowance equal to $500 per month, which amount can be applied to a lease of an automobile of the Executive’s choosing or can be paid to the Executive as reimbursement for expenses and depreciation associated with the Executive’s ownership and maintenance of an automobile.  This allowance is subject to review and adjustment by the Compensation Committee from time to time.

3. Termination of Employment.

(a) Termination for Cause.  The Company may terminate the Executive’s employment hereunder at any time for Cause (as defined below) upon written notice to the Executive (as described below), in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing, but not yet paid under Section 2 above (with the exception of automobile-related expenses) and any benefits accrued and due under any applicable benefit plans and programs of the Company.  For purposes of this Agreement, the term “Cause” shall mean any of the following grounds for termination of the Executive’s employment: (i)  the Executive’s knowing dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation or embezzlement by the Executive of the Company’s funds; (iii) the Executive’s conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its parents, subsidiaries or affiliates; (iv) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement that is not cured within thirty (30) days after the date the Company provides notice of such material breach; provided, however, that the Executive shall have an opportunity to cure such breach only to the extent such breach is curable, as determined by the Board in its sole discretion.

(b) Voluntary Resignation.  The Executive may voluntarily terminate his employment upon thirty (30) days advance written notice to the Company.  In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing, but not yet paid under Section 2 above (with the exception of automobile-related expenses) and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(c) Termination Without Cause; Non-Renewal.  The Company may terminate the Executive’s employment with the Company at any time without Cause (as defined in subsection 3(a) above) upon not less than thirty (30) days’ prior written notice to the Executive.  Upon termination of the Executive ’s employment by the Company under this Section 3(c) or the Company elects not to renew the Term under subsection 1(a) above, either before or after a Change in Control (as defined in the 2006 Equity Plan (or a successor plan)), if the Executive executes and does not revoke a written release, in a form acceptable to the Company, in its sole discretion, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit) (the “Release”), and so long as the Executive continues to comply with the provisions of the Confidentiality and Invention Assignment Agreement (as defined in subsection 5(a) below) and restrictive covenants and representations in Section 5 below, the Executive shall be entitled to receive, in lieu of any other payments due under any severance plan or program for employees or executives, a severance payment equal to six (6) months of the Executive’s Base Salary at the rate in effect immediately prior to the Executive’s termination of employment, less applicable tax withholding, paid in equal monthly installments beginning on the first payroll date after the expiration of the thirty (30)-day period following the date of the Executive’s termination of employment and each payroll date thereafter until fully paid, in accordance with the Company’s regular payroll practices.  The Executive shall also be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(d) Death or Disability.  The Executive’s employment hereunder shall terminate upon the Executive’s death or termination of employment by the Company on account of his Disability (as defined below), subject to the requirements of applicable law.  If the Company terminates the Executive’s employment because of death or Disability, no payments shall be due under this Agreement, except that the Executive (or in the event of the Executive’s death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.  For purposes of this Agreement, the term “Disability” shall mean such physical or mental illness or incapacity of the Executive as shall (i) prevent him from substantially performing his customary services and duties to the Company, and (ii) continue for periods aggregating more than sixty (60) days in any six (6)-month period.  The Company shall determine whether there is a Disability after consultation with a qualified, independent physician.  The Executive shall cooperate with the Company, including making himself reasonably available for examination by physicians at the Company’s request, to determine whether or not he has incurred a Disability.  The Executive’s failure (other than a failure caused by the Disability) to cooperate with the Company in a determination of Disability shall be treated as the Executive’s voluntary resignation from the Company.

4. Section 409A.

(a) Compliance with Section 409A.  This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the

“Code”).  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall the Executive, directly or indirectly, designate the calendar year of payment.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Payment Delay.  Notwithstanding any provision in this Agreement to the contrary, if at the time of the Executive’s separation from service with the Company, the Company has securities which are publicly-traded on an established securities market and the Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise exempt from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company.  If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company.  If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

5. Restrictive Covenants and Representations.

(a) Confidential Information.  As a condition to the commencement of his employment hereunder, the Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit B (the “Confidentiality and Invention Assignment Agreement”), prior to commencing employment hereunder, all of which are hereby incorporated into this Agreement by reference.  The Executive hereby agrees that, during the Term and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company and its parents, subsidiaries and affiliates, except that he may disclose such information pursuant to law, court order, regulation or similar order.  For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its parents, subsidiaries and affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or trade secrets.  The Executive hereby agrees that, upon the termination of this Agreement, he shall not take, without the prior written consent of the Company, any document (in whatever form) of the Company or its parents, subsidiaries or affiliates, which is of a confidential nature relating to the Company or its parents, subsidiaries or affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(b) Non-Competition.  The Executive hereby acknowledges that during his employment with the Company, the Executive will become familiar with trade secrets and other Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that the Executive’s services will be of special, unique and extraordinary value to the Company.  Accordingly, the Executive hereby agrees that at any time during the Term, and for a period of six months after the Executive’s date of termination of employment for any reason (such six-month period referred to as the “Restriction Period”), the Executive will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business involving or related to (directly or indirectly) the research, development, marketing and/or sale or other delivery of transdermal gel products, oral disintegrating tablets and/or needle-free injection devices, within any geographical area in which, as of the date of the Executive’s termination of employment, the Company or its subsidiaries engage in business or demonstrably plan to engage in businesses.

(c) Non-Solicitation.  The Executive hereby agrees that during the Term and the Restriction Period, (i) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or otherwise employ or receive the services of an individual who was an employee of the Company or its subsidiaries at any time during such Non-Solicitation Period, except any such individual whose employment has been terminated by the Company and (ii) the Executive will not induce or attempt to induce any customer, supplier, client, broker, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries.

(d) Return of Property.  Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of the Executive’s date of termination), and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access, including but not limited to, any office, computing or communications equipment (e.g., laptop computer, facsimile machine, printer, cellular phone, etc.) that he has had or has been using, and any business or business-related files that he has had in his possession.  The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Confidential Information or

Company inventions, and shall remove from any personal computing or communications equipment all information relating to the Company.

(e) Non-Disparagement.  The Executive agrees that the Executive will not disparage the Company, its subsidiaries and parents, and their respective Executives, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law.  The Company shall not make any disparaging or negative remarks, either oral or in writing, regarding the Executive.

(f) Cooperation.  During the Term and thereafter, the Executive shall cooperate with the Company and its parents, subsidiaries and affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of the Executive’s duties and responsibilities to the Company during the Term (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into the Executive’s possession during the Term); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with the Executive’s personal schedule or ability to engage in gainful employment.  In the event the Company requires the Executive’s cooperation in accordance with this subsection 5(f), the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including travel, lodging and meals and reasonable attorneys’ fees) incurred by the Executive in connection with such cooperation, subject to reasonable documentation.

(g) Executive Representations.

(i) The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder.  In addition, the Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that he has with any other employer, person or entity.  The Executive covenants that in connection with his provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(ii) Upon and after the Executive’s termination or cessation of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (A) provide a complete copy of this Agreement to any person, entity or association engaged in a competing business with whom or which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (B) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

6. Legal and Equitable Remedies.  Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 5 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 5 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 5.  The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 5 are unreasonable or otherwise unenforceable.  The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Mercer County, New Jersey, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court.  The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

7. Arbitration; Expenses.  In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Trenton, New Jersey in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties.  If the parties cannot agree upon the choice of arbitrator, the Company and the Executive will each choose an arbitrator.  The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Each party shall be responsible for its own expenses, unless the Executive shall prevail in an arbitration proceeding as to any material issue, in which case the Company shall reimburse the Executive for all reasonable costs, expenses and fees relating to the conduct of the arbitration, and shall share the fees of the American Arbitration Association.  The Company shall pay the reasonable costs, expenses and fees relating to the conduct of the arbitration to the Executive within thirty (30) days after the date on which it is finally determined that the Executive has prevailed on any material issue which is the subject of such arbitration.

8. Survivability.  The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

9. Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 5, will continue to apply in favor of the successor.

10. Entire Agreement; Amendment; Waiver.  This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer (other than the Executive) and by the Executive.  This Agreement supersedes the provisions of any employment or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement.

11. Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12. Beneficiaries/References.  The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Employer written notice thereof.  In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

13. Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

14. Indemnification.  The Company agrees to indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the State of Delaware and under the bylaws of the Company, both as in effect at the time of the subject act or omission.  In connection therewith, the Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been a director, officer or employee of the Company.  This provision shall survive any termination of the Executive’s employment hereunder.

15. Notices.  Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number or to the Executive at the address and facsimile number, if any, appearing on the books and records of the Company.  Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five (5) mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile.  Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice.  Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:

Antares Pharma, Inc.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618
Attn: Chief Executive Officer
(609) 359-3015 (facsimile)

With a copy to:
Morgan, Lewis and Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Amy Pocino Kelly, Esq.
(877) 432-9652 (facsimile)

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 15.

16. Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of law principles.

17. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

18. Headings; Gender.  The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ANTARES PHARMA, INC.

By:	/s/ Jack Stover
Name:	Jack Stover
Its:	President

EXECUTIVE

/s/ Kaushik Dave
Kaushik Dave

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EXHIBIT A

ANTARES PHARMA, INC.
2006 EQUITY INCENTIVE PLAN
 INCENTIVE STOCK OPTION AWARD AGREEMENT

Summary of Option Award

Optionee	Kaushik Dave
Date of Option Award	January 28, 2008
Number of Shares Granted	175,000
Exercise Price	$__.___ per share
Term/Expiration Date	Ten Years from
Date of Option Award Agreement
Vesting Schedule	8.333% per Quarter

This Employee Stock Option Award Agreement (“the Agreement”) is made and entered into effective as of January 28, 2008 by and between Antares Pharma, Inc., a Delaware corporation (the “Company”), and Dave Kaushik (“Optionee”).

WHEREAS, the Company has adopted the Antares Pharma, Inc. 2006 Equity Incentive Plan (the “Plan”), which permits issuance of stock options among other things for the purchase of shares of the Common Stock, $.01 par value, of the Company (the “Common Stock”), and the Company wishes to grant this stock option to Optionee pursuant to the Plan. (Capitalized terms used herein but not otherwise defined herein have the meanings assigned to them in the Plan.)

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Company and Optionee do hereby agree as follows:

Section 1. Grant of Option.

The Company hereby grants Optionee, as of the date of this Agreement, the right and option (hereinafter called the “Option”) to purchase all or any part of an aggregate of 175,000 shares of the Common Stock at the price of $__________ per share and subject to all of the terms and conditions of this Agreement and of the Plan. It is understood and agreed that such price is not less than 100% of the Fair Market Value of each such share on the date of this Agreement.

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Section 2. Duration and Exercisabilily.

(a) The Option may not be exercised by Optionee except as set forth below, and the Option shall in all events terminate ten years from the date hereof. Subject to the other terms and conditions set forth herein, the Option shall vest and may be exercised by the Optionee in cumulative installments as follows:

Cumulative percentage
On or after each of	of shares as to which
the following dates:	the Option is exercisable

April 28, 2008, and each	8.333% per quarter
consecutive ten Quarters
July 28, 2010	8.377%

Optionee shall advance on the vesting schedule only if employed by the Company on the applicable vesting date.

(b) During the lifetime of Optionee, the Option shall be exercisable only by Optionee. The Option shall not be assignable or transferable by Optionee, otherwise than by will or the laws of descent or distribution.

(c) Notwithstanding the vesting provisions herein, the Option may be exercised as to 100% of the shares of Common Stock for which the Option was granted on the date of a “change of control”, as hereinafter defined, if the Optionee is employed by the Company on the date of the change of control. A “change of control” shall mean any of the following:

(i)	A sale of all or substantially all of the assets of the Company;

(ii)
A reorganization of the Company wherein the holders of Common Stock receive stock in another company, a merger of the Company with another company wherein there is an 80% or greater change in the ownership of the Common Stock as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation;

(iii)
In the event that the Common stock is traded on an established securities market: a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding Common Stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Commission; or the commencement of or public announcement of an intention to make a tender offer for more than 50% of the then outstanding Common Stock; and

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(iv)
The Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership of the Company to constitute a change of the effective ownership or control of the Company.

Section 3. Effect of Termination of Employment.

(a) In the event that Optionee shall cease to be employed by the Company or its Affiliates for any reason other than Optionee’s gross and willful misconduct or Optionee’s death or disability, Optionee shall have the right to exercise the Option at any time within three months after such termination of employment to the extent of the full number of shares Optionee was entitled to purchase under the Option on the date of termination, subject to the condition that the Option shall not be exercisable after the expiration of its term.

(b) In the event that Optionee shall cease to be employed by the Company or its Affiliates by reason of Optionee’s gross and willful misconduct during the course of employment (as reasonably determined by the Company), the Option shall terminate as of the date of the misconduct.

(c) If Optionee shall die while in the employ of the Company or its Affiliates or within three months after termination of employment for any reason other than gross and willful misconduct, or if Optionee shall be come disabled within the meaning of Section 22(e)(3) of the Code while in the employ of the Company or its Affiliates and Optionee shall not have fully exercised the Option, the Option may be exercised at any time within twelve months after Optionee’s death or disability by the legal representative or, if applicable, guardian of Optionee, or by any person to whom the Option is transferred by will or the applicable laws of descent or distribution, to the extent of the full number of shares Optionee was entitled to purchase under the Option on the date of death (or termination of employment, if earlier) or disability and subject to the condition that the Option shall not be exercisable after the expiration of its term.

Section 4. Manner of Exercise.

(a) The Option may only be exercised by Optionee or other proper party by delivery, within the Option period, of written notice to the Company at its principal office. The notice shall state the number of shares as to which the Option is being exercised. The Company will verify the appropriateness of the election and determine the amounts of compensation and related withholding tax.

(b) The exercise amount and applicable taxes must be tendered by the Optionee or other proper party prior to the issuance of shares covered by the notice of exercise. Payment shall be made to the Company in cash (including bank check, certified check, personal check, or money order), or, at the discretion of the Company and as specified by the Company, (i) by delivering certificates for Common Stock already owned by the Optionee or other proper party having a

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Fair Market Value as of the date of exercise equal to the full purchase price of the shares as to which the Option is exercised, (ii) by delivery (including facsimile) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares as to which the Option is exercised and deliver the sale proceeds directly to the Company to pay for the exercise price, (iii) a combination of the foregoing methods of payment, or (iv) such other consideration and method of payment for the issuance of shares as may be permitted under applicable laws and allowed by the Company.

(c) The exercise of the Option is contingent upon receipt from Optionee (or other proper person exercising the Option) of a representation that, at the time of such exercise, it is Optionee’s intention to acquire the shares being purchased for investment and not with a view to the distribution or sale thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that the receipt of such representation shall not be required upon exercise of the Option in the event that, at the time of such exercise, the shares subject to the Option shall have been properly registered under the Securities Act and all applicable state securities laws. Such representation shall be in writing and in such form as the Company may reasonably request. The certificate representing the shares so issued for investment shall be imprinted with an appropriate legend setting forth all applicable restrictions on the transferability of such shares.

Section 5. Miscellaneous.

(a) The Option is issued pursuant to the Plan and is subject to all of the terms and conditions thereof. Optionee acknowledges receipt of a copy of the Plan and represents to the Company that he or she is familiar with the provisions thereof.

(b) Nothing in this Agreement shall confer on Optionee any right to continue in the employ of the Company or any Affiliate of the Company or affect, in any way, the right of the Company or any Affiliate of the Company to terminate Optionee’s employment at any time.

(c) Until Optionee or any other proper party has been issued the shares as to which this Option has been exercised, he or she shall possess no rights as a shareholder with respect to such shares.

(d) The exercise of all or any part of the Option shall only be effective at such time as the sale of the Common Stock pursuant to such exercise will not violate any federal or state securities laws.

 (e) If there shall be any change in the Common Stock subject to the Option, through any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company or other similar corporate transaction or event, then, in order to prevent dilution or enlargement of the option rights granted

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hereunder, the Company shall make appropriate adjustments in accordance with the Plan in the number and type of shares of Common Stock (or other securities or other property) subject to the Option and the exercise price with respect to the Option; provided, however, that the number of shares of Common Stock subject to the Option shall always be a whole number.

(f) The Company shall at all times during the term of the Option reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Agreement.

(g) If Optionee shall dispose of any of the shares of Common Stock acquired upon exercise of the Option within two years from the date hereof or within one year after exercise of the Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, Optionee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares. In order to comply with all applicable federal and state income tax laws and regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Optionee.

IN WITNESS WHEREOF, this Agreement is hereby executed effective as of the date first set forth above.

Antares Pharma, Inc.

By:
Robert F. Apple
Title:	Senior Vice President & CFO

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EXHIBIT B

CORP 305.1                                  Proprietary Information and Invention Assignment Agreement

As an employee of Antares Pharma, Inc. (the "Company"), I acknowledge that the Company operates in a competitive environment and that it enhances its opportunities to succeed by establishing policies designed to identify and secure the Company's Intellectual Property and Confidential Information. This Agreement is designed to make clear that:

i)	I will maintain the confidentiality of the Company's Proprietary Information and use such Proprietary Information for the exclusive benefit of the Company;
ii)	inventions that I create will be owned by the Company; and
iii)	my activities separate from the Company will not conflict with the Company's development of its proprietary rights.

In consideration of my employment and/or the continuation of my employment by the Company, I hereby agree as follows:

1.           Provisions Related to Trade Secrets

(a)
I acknowledge that the Company possesses and will continue to develop and acquire valuable Proprietary Information (as defined below), including information that I may develop or discover as a result of my employment with the Company.

(b)
As used in this Agreement, "Proprietary Information" means any information (including any compilation, device, method, technique or process) that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and includes information of the Company, its customers, suppliers, joint ventures, licensors, licensees, distributors and other persons and entities with whom the Company does business.

(c)
I will not disclose or use at any time, either during or after my employment with the Company, any Proprietary Information except for the exclusive benefit of the Company as required by my duties for the Company, or as the Company expressly may consent to in writing. I will cooperate with the Company to implement reasonable measures to maintain the secrecy of, and will use my best efforts to prevent the unauthorized disclosure, use or reproduction of, all Proprietary Information.

(d)
Upon leaving employment with the Company for any reason, I immediately will deliver to the Company any property, records, documents and other tangible materials (including all copies) in my possession or under my control, including data incorporated in word processing, computer and other data storage media, containing or disclosing Proprietary Information.

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2.           Ownership of Inventions

(a)
I agree to communicate to the Company as promptly and fully as practicable all Inventions (as defined below) conceived or reduced to practice by me (alone or jointly by others) at any time during my employment with the Company. I hereby assign to the Company and/or its nominees all my right, title and interest in such Inventions, and all my right, title and interest in any patents, copyrights, patent applications or copyright applications based thereon. I will give the Company and/or its nominees (at no expense to me) any assistance it reasonably requires to perfect, protect and use its rights to all such Inventions anywhere in the world.

(b)
As used in this Agreement, the term "Inventions" includes, but is not limited to, all discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable or protectable by copyright or other intellectual property law.

(c)
Any provision in this Agreement requiring me to assign my rights in any Invention does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on my own time, and which:

(i)	does not relate directly to the Company's business or to the Company's anticipated research or development, or

(ii)	does not result from any work performed by me for the Company.

(d)
I hereby designate and appoint the Company and each of its duly authorized officers as my agent and attorney-in-fact to act for and in my behalf to execute and file any document, and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by

3.           Conflicts With Other Activities

I understand that my employment with the Company and my compliance with this Agreement do not and will not breach any agreement to keep in confidence any information acquired by me prior to or outside of my employment with the Company. I have not brought and will not bring with me to the Company for use in the performance of my duties at the Company any materials, documents or information of a former employer or any third party that are not generally available

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to the public unless I have obtained express written authorization from the owner for their possession and use by or for the Company. I have not entered into and will not enter into any agreement, either oral or written, in conflict with this Agreement.

4.           Miscellaneous

(a)           My obligations under this Agreement may not be modified or terminated, in whole or in any part, except in a writing signed by the Company. Any waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

(b)           Each provision of this Agreement will be treated as a separate and independent clause, and the unenforceability of anyone provision will in no way impair the enforceability of any other provision. If any provision is held to be unenforceable, such provision will be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

(c)           My obligations under this Agreement will survive the termination of my employment, regardless of the manner of such termination. This Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company.

(d)           I understand that the provisions of this Agreement are a material condition to my employment and/or continued employment with the Company. I also understand that this Agreement is not an employment contract, and nothing in this Agreement creates any right to my continuous employment by the Company, or to my employment for any particular term.

(e)           Any breach of this Agreement likely will cause irreparable harm to the Company for which money damages could not reasonably or adequately compensate the Company. Accordingly, I agree that the Company will be entitled to injunctive

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SIGNING THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND AFFECTS THE EMPLOYEE'S RIGHTS TO INVENTIONS THE EMPLOYEE MAY MAKE DURING HIS/HER EMPLOYMENT.

Employee Signature	Employee Name (printed)

Date:

ACCEPTED AND AGREED TO:

ANTARES PHARMA, INC.

By:
Authorized Signer

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